Exhibit 99.1

FOR IMMEDIATE RELEASE:

Familymeds Reports Significant Annualized Savings from Expense Control Initiatives,
Announces Workforce Reduction at Company Headquarters

Farmington, CT, July 24, 2006 - Familymeds Group, Inc. (Nasdaq: FMRX), a pharmacy and medical specialty product provider, today announced significant annualized savings from recently implemented expense control initiatives which include a workforce reduction of over 20 employees at the Company headquarters in Farmington, Connecticut. The associated personnel reduction in headquarters expenses coupled with general and administrative expense reductions is expected to result in an estimated decrease in total operating costs of approximately 20%, or $1.5 million for the second half of fiscal 2006. In addition, the Company expects to reduce pharmacy level operations expense by approximately 7% or $1.3 million in the second half of fiscal 2006, which the Company expects will not have any significant impact on the Company’s sales structure or customer operations.

Summarizing its annualized operating cost reductions for the next 12 months, the Company reported that headquarters expenses are expected to decrease approximately $2.9 million and pharmacy operations expenses are expected to decrease approximately $2.6 million. When annualized, total operating expense reductions will be approximately $5.5 million or 10% of overall estimated operating expenses. The Company expects to record a one time charge for severance and related expenses of approximately $150,000 in the third quarter of 2006.

Familymeds continues to employ more than 60 personnel in finance, operations, information technology and administrative functions at Company headquarters. In total, the Company employs approximately 840 individuals nationwide of which over 450 are full-time equivalents. Approximately 24% of Familymeds’ employees are pharmacists.

Ed Mercadante, R.Ph., Chairman, President and Chief Executive Officer of Familymeds, stated, “In the first half of 2006, we have successfully executed on customer relations, sales momentum and top line growth, and our strong unaudited preliminary sales increase of approximately 11% for second quarter 2006 compared to the second quarter 2005 shows that our strategies are working. In keeping with these operating objectives and our commitment to attaining profitability, we have assessed our overall operating cost structure and internal resources and have taken prudent steps to reduce variable operating expenses as a percentage of revenue. These initiatives have substantially improved our operating model, setting the stage for profitable growth.

“While the decision to reduce staff is always difficult, we believe our support level workforce reduction allows us to streamline our resources for more efficient headquarters operations without impacting our sales model or the recent sales momentum we have generated. Continuing vigilance with respect to our selling, general, administrative and pharmacy operation expenses is paramount to our operating plan as we move forward along the Company’s path to positive EBITDA and net profitability.”

For the three months ended April 1, 2006, Familymeds reported a 7% decrease in selling, general and administrative (SG&A) expenses to $13.0 million, from $13.9 million for the same period in 2005. Familymeds expects to report financial results for the second quarter ended July 1, 2006 in mid-August.

About Familymeds Group, Inc.

Familymeds Group, Inc. is a pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. Familymeds works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug platform through its pharmacy and specialty pharmaceutical operations. Familymeds operates 85 locations, including 7 franchised locations, in 14 states under the Familymeds Pharmacy and Arrow Pharmacy & Nutrition Center brand names. The Company also operates Worksite PharmacySM, which provides solutions for major employer groups, as well as specialty pharmaceutical distribution directly to physicians and other healthcare providers. The Familymeds platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. Familymeds offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, physicians, clinics, long- term care and assisted living centers. More information can be found at http://www.familymedsgroup.com. The Company's online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by Familymeds Group, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of Familymeds, its directors or its officers about Familymeds and the industry in which it operates, and include statements in this press release related to the impact of the Company’s recent workforce and overhead reductions. Although Familymeds believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its business and growth strategies, including its ability to control cost and its ability to continue its growth strategies with a smaller workforce. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in the Company's Form 10-K for the year ended December 31, 2005, and its Form 10-Q for the quarter ended April 1, 2006, filed with the U.S. Securities and Exchange Commission. Familymeds disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Cindy Berenson
Familymeds Group, Inc.
860.676.1222 x138
berenson@familymeds.com
Or
Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com